UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2015

Commission File No. 001-34061
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HSN, INC.
(Exact name of registrant as specified in its charter)
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Delaware	26-2590893
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 HSN Drive, St. Petersburg, Florida	33729
(Address of principal executive offices)	(Zip Code)
(727) 872-1000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.
As part of HSN, Inc’s (“HSNi’s” or the “Company’s”) supply chain optimization initiative designed to increase operational efficiencies, the Company will be consolidating two of its distribution centers in 2016.  As a result, on June 16, 2015, HSNi announced its plan to close the distribution center in Roanoke, VA and move its operations from the Roanoke facility to its distribution center in Piney Flats, TN. The consolidation will involve the eventual elimination of approximately 350 positions at the Roanoke distribution center. HSNi expects the closure and consolidation efforts to occur in accordance with an eighteen month transition plan and be substantially completed by the end of 2016.
HSNi expects to incur approximately $4 million to $5 million in total charges, almost all of which will result in future cash expenditures. These charges include approximately $3 million to $4 million in employee-related expenses, including retention incentives and severance payments. Other exit-related costs are expected to be approximately $1 million. HSNi expects to record approximately $3 million of the exit costs in the second quarter of 2015.

HSNi will exclude these exit costs from its Adjusted EBITDA results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HSN, INC.
Dated: June 16, 2015
By: /s/ Judy A. Schmeling
Judy A. Schmeling
Chief Operating Officer and Chief Financial Officer